OPKO COMMENTS ON SEC COMPLAINT
MIAMI, Sept. 07, 2018 -- OPKO Health, Inc. (NASDAQ: OPK) provided the following comment on the lawsuit filed by the U.S. Securities and Exchange Commission earlier today.
“OPKO learned today that the Securities and Exchange Commission has filed a lawsuit in the Southern District of New York against a number of individuals and entities, including OPKO and its CEO and Chairman Phillip Frost. The SEC failed to provide notice of its intent to sue prior to filing the complaint, which contains serious factual inaccuracies. Had the SEC followed its own standard procedures, OPKO and Dr. Frost would gladly have provided information that would have answered a number of the SEC’s apparent questions, and filing of this lawsuit against them could have been avoided. OPKO and Dr. Frost have always prided themselves on adhering to the highest standards of financial disclosure, and they are confident that once a proper investigation is completed and the facts of the case have been fully disclosed, the matter will be resolved favorably for them.”
The Company noted that the complaint does not contain any allegations about OPKO’s financial practices, financial statements or business practices.
About OPKO Health, Inc.
OPKO Health is a diversified healthcare company. In diagnostics, its BioReference Laboratories is the nation's third largest clinical laboratory; GeneDx is a rapidly growing genetic testing business; the 4Kscore® prostate cancer test is used to confirm an elevated PSA to help decide about next steps such as prostate biopsy; Claros® 1 is a point of care diagnostics platform with PSA and testosterone as the most advanced in development. In our pharmaceutical pipeline, RAYALDEE is our first pharmaceutical product to be marketed. OPK88003, a once weekly oxyntomodulin for type 2 diabetes and obesity in Phase 2 clinical trials, is among a new class of GLP-1 glucagon receptor dual agonists. OPK88004, a SARM (Selective Androgen Receptor Modulator) for treating BPH (Benign Prostatic Hypertrophy), urinary incontinence and other conditions is in clinical trials. The Company’s most advanced product utilizing its CTP technology, a once-weekly human growth hormone for injection, is in Phase 3 trials and is partnered with Pfizer.
OPKO has research, development, production and distribution facilities abroad. More information is available at www.opko.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding the outcome of the SEC lawsuit, as well as other non-historical statements about our expectations, beliefs or intentions. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

CONTACT:
Jamie Tully or Devin Broda
Sard Verbinnen & Co
212-687-8080